Exhibit 4 (c)

                               RGC RESOURCES, INC.

                              AMENDED AND RESTATED
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


     1. ESTABLISHMENT OF PLAN; AMENDMENT AND RESTATEMENT.

          (a) On July 1, 1999, the Board of Directors of RGC Resources, Inc. (the "Company") adopted the RGC Resources, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Initial Plan") as an amendment to, and restatement of, the former Roanoke Gas Company Dividend Reinvestment and Stock Purchase Plan, effective on the effective date of the merger under the Agreement and Plan of Merger dated September 28, 1998, through which Roanoke Gas Company shareholders became shareholders of the Company.

          (b) On April 28, 2003, the Board of Directors of RGC Resources, Inc. adopted an Amended and Restated RGC Resources, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan"), which Plan amends and restates in its entirety the Initial Plan.

     2. PURPOSE. The purpose of the Plan is to provide the holders of the Company's common stock, $5 par value (the "Common Stock"), and certain of the Company's customers and certain customers of its affiliates, Roanoke Gas Company, Bluefield Gas Company, and Diversified Energy Company (the "Affiliates"), with a simple, convenient, and economical means of purchasing shares of the Company's Common Stock and reinvesting cash dividends in additional shares of the Common Stock without any associated brokerage commissions or service charges. Unless sooner terminated or modified as hereinafter provided, the Plan will cover 800,000 shares of Common Stock, which number shall be adjusted from time to time to prevent a dilution or enlargement caused by stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, reorganizations and similar



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corporate transactions. As of the date of the adoption of the amended and restated plan, and after giving effect to the increase in the number of shares covered by the Plan, [421,308] shares were eligible for issuance.

     3. ELIGIBILITY AND PARTICIPATION. Any holder of Common Stock ("Shareholder") may participate in the Plan by completing and returning to the Company or its designated representative an authorization card or form in a format approved from time to time by the Company (the "Authorization Card"). Any customer of the Company or its Affiliates who is a resident of Virginia or West Virginia and who has either a Virginia or West Virginia mailing address may participate in the Plan. In addition, if the customer described in the previous sentence is an individual, any member of his family residing with such customer is also eligible to participate in the Plan. Any such person or entity shall be referred to herein as an "Eligible Customer." An Eligible Customer may participate in the Plan by completing and returning to the Company, or its designated representative, an Authorization Card together with a minimum initial investment of ONE HUNDRED AND NO/100 DOLLARS ($100.00). Any Authorization Card from an Eligible Customer who is not a Shareholder that is not accompanied by at least a ONE HUNDRED AND NO/100 DOLLARS ($100.00) payment will be returned. Within thirty (30) days following receipt of the Authorization Card by the Company, the Shareholder or Eligible Customer will become a participant in the Plan ("Participant"), and the date each Shareholder or Eligible Customer becomes a Participant shall be the effective date of the Authorization Card. Authorization Cards will be available from the Company. Shareholders and Eligible Customers are eligible to participate in the Plan with respect to all, but not less than all, of their shares. If a Participant withdraws from the Plan pursuant to the provisions hereof, then such former Participant may rejoin the Plan if he is then a Shareholder by again completing and

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returning to the Company or its designated representative, an Authorization
Card, thereafter becoming a Participant once again within thirty (30) days following receipt of the Authorization Card by the Company. A Participant who ceases to be an Eligible Customer may continue to participate in the Plan as long as at least one whole share of Common Stock is registered in the Participant's name or held for him through the Plan. If a Participant withdraws from the Plan pursuant to the provisions hereof, he may rejoin the Plan if he is not then a Shareholder by again completing and returning to the Company or its designated representative, an Authorization Card, provided that he is then an Eligible Customer, thereafter becoming a Participant once again with thirty (30) days following receipt of an Authorization Card accompanied by at least ONE HUNDRED AND NO/100 DOLLARS ($100.00) by the Company. Beneficial owners of Common Stock whose shares are registered in names other than their own (such as brokers, nominees, trustees, etc.) must become holders of record by having the shares transferred into their own names.

     4. THE AGENT. All purchases under the Plan will be made by Wachovia Bank, National Association, the independent purchasing agent (the "Agent"). The Agent hereby agrees to receive and hold funds and Common Stock in the Plan and to administer the Plan. The Agent will establish an individual account for each Participant (the "Participant's Account"), which will reflect the number of shares of Common Stock in said account, including fractions computed to three decimal places, and cash to be invested. The Agent shall arrange for the custody of stock certificates, maintain ongoing records, send statements of accounts to Participants as hereinafter specified, and perform other administrative duties relating to the Plan. The Agent, with the consent of the Company, will have the power and authority to establish such procedures as the Agent deems necessary to administer the Plan.

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     5. STOCK PURCHASES.

          (a) Participants may purchase Common Stock pursuant to the Plan in one of two ways. First, the Agent will automatically apply that percentage of cash dividends received on all shares of Common Stock registered in the Participant's name (less any applicable withholding taxes) as designated by the Participant (which designation may be from 5% to 100%, but which must be in multiples of 5%) toward the purchase of full and fractional shares of Common Stock. Any Participant may elect to have 0% of his dividends reinvested, in which case he shall be a Participant for purposes of making initial or optional cash payments, as described below. Second, the Agent will apply all initial cash payments received from Eligible Customers and all optional cash payments, as more particularly described below, made by Participants toward the purchase of full and fractional shares of Common Stock. For each Participant, the Agent will receive that percentage of dividends for all shares of Common Stock held on the dividend record date that the Participant has designated for reinvestment, if any, and will credit such dividends to Participants' Accounts on the basis of full and fractional shares held on the record date. Such dividends will be automatically reinvested in additional shares of Common Stock as of the next Investment Date. Should a Participant wish to change the percentage of cash dividends to be reinvested, he may do so by submitting a revised Authorization Card to the Company, and such revised Authorization Card shall become effective within thirty (30) days after it is received by the Company.

          (b) Plan shares of Common Stock will, at the Company's discretion, be purchased directly from the Company (in which event such shares will be authorized but unissued shares) or on the open market, or by a combination of the foregoing. The Company will notify the Agent in writing of the Company's determination as to the source of the shares for

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issuance under the Plan. The Company can change its determination regarding the source of the shares only once every three months.

          (c) Purchases under the Plan of shares of the Company's authorized but unissued Common Stock will be made on the first day of each calendar month, except that if such date is not a business day, the purchase date will be the next business day (each such date being hereinafter called the "Investment Date"). Purchases on the open market will begin on the Investment Date and will be completed no later than thirty (30) days from such date, except where completion at a later date is necessary or advisable under any applicable federal securities laws or other government or stock exchange regulations. Such purchases may be made on any securities exchange where such shares are traded, in the over the counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery and other terms as the Agent may agree to. Neither the Company nor any Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made. If a sufficient number of shares of Common Stock is not available for purchase for a period of thirty (30) days, the Agent will allocate, on a pro rata basis among Participants' Accounts, any shares of Common Stock purchased during the thirty (30)-day period and thereafter will promptly mail to Participants a check for any unapplied funds held in their Plan Accounts over thirty (30) days. No interest will be paid on the unapplied funds.

          (d) The price for each purchase (the "Purchase Price") of shares acquired directly from the Company under the Plan, will be the closing price of the Company's Common Stock on the Investment Date as reported on the Nasdaq Stock Market, and if no such report is made for the Investment Date, the Purchase Price will be established based on the closing price

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of such Company Common Stock as reported on such listing for the nearest day immediately preceding the Investment Date. The proceeds of purchases acquired directly from the Company will be used by the Company for general corporate purposes.

          In the case of purchase of shares of Company Common Stock on the open market, the Purchase Price under the Plan will be weighted average purchase price of shares purchased for the relevant Investment Date.

          The Purchase Price for each share of Common Stock will not be affected by whether the funds being invested are attributable to dividends, initial investments, or optional cash payments. The Purchase Price of Common Stock purchased with dividends, initial investments, and optional cash payments will not be less than the fair market value of the Common Stock on the Purchase Date. It is the intention of the Company that all transactions will be at not less than fair market value so that Participants will not have dividend income upon reinvestment of dividends or investment of cash payments.

          The Common Stock purchased under the Plan will be allocated to each Participant's Account. All Common Stock so purchased may be purchased and held in the name of the Plan, the Agent or the Agent's nominee.

          (e) Participants will incur no brokerage commissions, service charges or other fees with respect to purchases of Common Stock pursuant to the Plan.

          (f) The number of shares purchased for a Participant's Account shall be equal to the number of shares, including fractions computed to three decimal places, equal to (i) the amount of dividends invested on an Investment Date (dividends less any applicable withholding taxes) divided by the Purchase Price per share plus (ii) the amount of initial or optional cash payments invested on an Investment Date divided by the Purchase Price per share.


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          (g) Participants who have submitted valid Authorization Cards and who have not withdrawn from the Plan are eligible to make optional cash payments at any time. An initial optional cash payment may be made by a Shareholder when enrolling by enclosing a check or money order with the Authorization Card. Other optional cash payments shall be made by check or money order and shall be accompanied by such Authorization Forms or Cash Payment Forms as specified by the Company from time to time. Any optional cash payment must not be less than TWENTY-FIVE AND NO/100 DOLLARS ($25.00) per payment, and the total of all cash payments, including initial cash payments and optional cash payments, on behalf of a Participant may not exceed FORTY THOUSAND AND NO/100 ($40,000.00) for any calendar year. Optional cash payments must be received by the Agent at least five (5) business days before the Investment Date in order to be used to purchase Common Stock for a Participant's Account on that Investment Date. Payments received less than five (5) business days before an Investment Date will be held until the next Investment Date, and no interest will be paid on and no refund will be made of optional cash payments or initial cash payments awaiting investment. Payments received with or after the receipt of an Authorization Card or revised Authorization Card but prior to such Authorization Card becoming effective will be invested on the first Investment Date coinciding with or immediately following the date such Authorization Card is effective.

          (h) Shareholders who are Participants and, after the initial investment, Eligible Customers who are Participants, may also make automatic monthly purchases of a specified amount (not less than TWENTY- FIVE AND NO/100 DOLLARS ($25.00) per investment nor more than FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00) per calendar year when aggregated with all other initial and optional cash purchases) by electronic fund transfer from a predesignated United States bank account. To initiate automatic monthly

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deductions, the Participant must complete and sign an Automatic Monthly
Deduction Form and return it to the Agent, together with a voided blank check for the account from which the funds are to be drawn. Automatic Monthly Deduction Forms shall be available from either the Agent or the Company. Such forms will be processed and will become effective as promptly as practicable. The Agent will make the necessary arrangements with the Participant's bank to deduct the authorized amount on the sixth (6th) business day prior to the end of each calendar month. Once automatic monthly deductions commence, funds in the amount elected by the Participant will be drawn from the Participant's designated bank account on the sixth (6th) business day prior to the end of each calendar month and shall be invested in Common Stock on the next Investment Date. Participants may change or terminate automatic monthly deductions by completing and submitting to the Agent a New Automatic Monthly Deduction Form. To be effective with respect to a particular Investment Date, the New Automatic Monthly Deduction Form must be received by the Agent no later than twenty (20) business days prior to the end of the calendar month preceding the Investment Date.

          (i) A Participant may deposit with the Agent certificates for shares of Common Stock held in the Participant's name. Participants who wish to avail themselves of the safekeeping feature of the Plan should mail their certificates to the Agent by registered or certified mail, return receipt requested, accompanied by a completed Authorization Card specifying that the shares are furnished for safekeeping. The Agent shall cause such deposit to be reflected on the report to the Participant required under Paragraph 10 hereof.

          If at any time a Participant withdraws from the Plan, the Agent shall issue a new certificate for the shares held by Agent for safekeeping a soon as practicable.

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          (j) No Common Stock will be purchased from the Company under the Plan at less than par value, i.e., $5 per share. If the Purchase Price is less than par value on an Investment Date, then all purchases will be in the open market.

     6. STOCK SALES THROUGH THE PLAN. A Participant may request that the Agent arrange for a sale of Common Stock held under the Plan by delivering a properly completed written request to the Agent on forms prescribed from time to time by the Agent. The Agent will select the broker-dealers to be used in connection with any sales. Sales of shares of Common Stock through the Plan will be made weekly, or more frequently if volume dictates, except that sales with respect to requests received fewer than five business days before an Investment Date will be made as promptly as practicable following the Investment Date. Shares of Common Stock being sold for multiple participants may be aggregated and, in that event, the proceeds that each Participant receives will be based on the average sales price of all shares sold. Participants electing to sale shares of Common Stock through the Plan will be charged a brokerage commission by the broker-dealer selected by the Agent and a handling fee charged by the Agent.

     7. CUSTODY OF STOCK. A Participant becomes the owner of Common Stock purchased under the Plan and allocated to his Account as of the Investment Date on which it is purchased. Participation in any rights offering will be based upon both the shares registered in the Participants' names and the Plan shares (including fractional interests) credited to Participants' Accounts. Any stock dividends or shares issued pursuant to any stock split received by the Agent with respect to Common Stock held in a Participant's Account will be immediately credited to the Participant's Account. The Agent shall sell any stock rights or warrants applicable to any Common Stock held in a Participant's Account and reinvest the proceeds in Common Stock as of the next Investment Date. If such rights or warrants have no market value,

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the Agent may allow them to expire.

     8. CERTIFICATE ISSUANCE. A stock certificate will be issued to a Participant for the number of full shares of Common Stock in the Participant's Account upon written notice to the Agent, except that no certificate will be issued between the dividend record date and the Investment Date. Upon issuance of such certificate, the Participant shall have all rights of ownership, and neither the Agent nor the Company shall have any responsibility with respect to such Common Stock. Automatic reinvestments of dividends will continue as long as there are any shares of Common Stock registered in the name of the Participant or held for him by the Agent or until termination of enrollment. Similarly, if a Participant acquires additional shares of Common Stock registered in his name (exactly as it appears on his Authorization Card), dividends (or a percentage thereof as directed by the Participant) paid on the acquired Common Stock will automatically be reinvested until termination of enrollment.

     9. VOTING RIGHTS. The Agent will not vote Common Stock held for a Participant's Account. A Participant will have all rights of a Shareholder as soon as there are shares of Common Stock (whole or fractional) credited to his Account. Whole and fractional shares credited to a Participant's Account will be voted as the Participant directs. Proxy materials will be forwarded to each Participant of record to be voted at his or her discretion, and all other communications from the Company to its Shareholders will be forwarded to each Participant of record.

     10. EXPENSES. The Company will bear the expense of administering the Plan and having the Agent purchase shares of Common Stock and hold them until certificates are issued to the Participants, including transfer taxes and costs of transferring the Common Stock from the Plan to the Participants.

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     11. REPORTS TO PARTICIPANTS. The Agent will render a statement of account to each Participant no later than twenty-five (25) days after the Investment Date. Such statement will show the following information for the Investment
Date:

          (a) Total amount invested by the Agent (dividends and initial and optional cash payments less any applicable tax withheld);

          (b) Number of shares of Common Stock allocated to the Participant's Account;

          (c) The cost per share of allocated Common Stock;

          (d) The number of shares of Common Stock for which certificates have been issued, if any;

          (e) The number of shares deposited for safekeeping as described in paragraph 5(i); and

          (f) The beginning and ending balances in the Participant's Account.

     12. WITHDRAWAL FROM PLAN. A Participant may withdraw from the Plan by giving written notice to the Agent. The withdrawal date shall be no more than thirty (30) days after receipt of the notice by the Agent ("Withdrawal Date"). As soon as practicable after the Withdrawal Date, a certificate for all full shares of Common Stock in a Participant's Account will be issued to the Participant, except that no certificate will be issued between the dividend record date and the Investment Date. No fractional shares will be issued to the Participant, but the value of any fractional share in his Account will be paid to him. Such fractional share shall be valued in proportion to the fair market value of one share of Common Stock on the Investment Date immediately preceding the Withdrawal Date, and the fair market value shall be determined pursuant to paragraph 5(d). Payment for any fractional share shall be made as soon

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as practicable after the Withdrawal Date, and any cash awaiting investment shall also be paid at that time. Notice of the death, liquidation, or other termination of legal existence of a Participant shall constitute notice of withdrawal from the Plan. Settlement will be made with the Participant's legal representative or successor in interest, and neither the Agent nor the Company shall be in any way liable for settlements made with such persons.

     13. AMENDMENT AND TERMINATION OF THE PLAN. The Company reserves the right to amend the Plan at any time or from time to time and, upon with any such amendment, to notify the Agent and Participants of the effective date of the amendment. The Company reserves the right to terminate the Plan at any time upon giving thirty (30) days' written notice to the Participants and the Agent setting forth the effective date of termination. The Company may also terminate the Plan immediately without notice to the Participants or the Agent in order to correct any material noncompliance of the Plan with any applicable law. No amendment or termination will affect any Participant's interest in the Plan which has accrued prior to the date of the amendment or termination. In the event of the termination of the Plan, the Agent will make a distribution of Common Stock and cash as if each Participant had withdrawn from the Plan as soon as practicable, but not later than thirty (30) days after the termination of the Plan. Participants will incur no service charges or other fees upon such termination.

     14. RISK OF STOCK OWNERSHIP. The Participant assumes all risks inherent in the ownership of any Common Stock purchased under the Plan, whether or not the actual stock certificate has been issued to the Participant. A Participant has no guarantee against a decline in the price or value of the Common Stock, and the Company assumes no obligation for repurchase of the Participant's Common Stock purchased under the Plan. A Participant has all the rights of

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any other holder of Common Stock with respect to the shares of Common Stock issued to him under the Plan.

     15. LIABILITY OF THE COMPANY AND AGENT. Neither the Company nor the Agent shall be liable for any acts done or any omission to act, including, without limitation, any claims of liability (a) with respect to the prices at which Common Stock is purchased or (in the case of a fractional share) sold for a Participant's Account and the times and method by which such purchases or sales are made, (b) for any fluctuation in the market value before or after purchase or (in the case of a fractional share) sale of Common Stock, or (c) for continuation of a Participant's Account until receipt by Agent of notice in writing of such Participant's death, liquidation, or other legal dissolution.

     16. ADMINISTRATION OF THE PLAN. Administration of the Plan will be coordinated by the officer or officers from time to time designated by the Company, and all purchases will be made by the Agent in accordance with terms hereof. Any question of interpretation arising under the Plan will be determined by the Company and any such determination shall be final.

     17. FEDERAL INCOME TAXES. Neither the Company nor the Agent makes any representation as to the income or other tax consequences of participation in the Plan. Nevertheless, it is the Company's understanding that Participants must report as dividend income an amount equal to the dividends received by the Plan on their behalf plus the Participants' share of any brokerage fees paid by the Company on shares purchased in the open market. A Participant's federal income tax basis in the Common Stock purchased for the Participant under the Plan will include any amount the Participant is treated as having received. The holding period for shares of Common Stock acquired under the Plan will begin the day after the Investment Date, and a whole share resulting from the acquisition of two or more fractional

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shares on different Investment Dates will have a split holding period. A
Participant will not realize any taxable income upon the receipt of certificates of whole shares credited to his Account under the Plan, either upon his request for a certificate or upon withdrawal from or termination of the Plan. However, a Participant who receives a cash adjustment for a fractional share credited to his Account will realize a capital gain or loss if Common Stock is a capital asset in his hands. Also, in the event of a sale of a fractional share pursuant to withdrawal from the Plan, if the consideration received exceeds fair market value as determined under Internal Revenue Service regulations, the Participant will have dividend income equal to the difference.

     18. CORRESPONDENCE. All correspondence and notices to the Agent shall be sent to:

                Wachovia Bank, National Association
                Shareholder Services Group
                Attention:  Dividend Reinvestment
                1525 West WT Harris Blvd.
                3C3-NC1153
                Charlotte, NC 28288-1153

                All correspondence and notices to the Company shall be sent to:

                Dividend Reinvestment and Stock Purchase Plan
                RGC Resources, Inc.
                PO Box 13007
                Roanoke, Virginia  24030-3007
                Attention:  Secretary

         All correspondence and notices to Participants shall be sent to the address shown on the Participant's Authorization Card or such new address as the Participant provides in writing to the Company.

          Notice to the Agent or the Company shall be effective when it is actually received. Notice to a Participant is effective when mailed, postage pre-paid, to the address indicated above.


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     19. MISCELLANEOUS. Except as expressly provided herein, a Participant shall have no right to sell, pledge, assign, encumber or otherwise dispose of his rights in his Account. A Participant shall have no right to draw checks or drafts against his Account or to instruct the Agent to perform any acts not expressly provided for herein. This Plan shall be governed by the laws of the Commonwealth of Virginia except to the extent superseded by federal law.

          IN WITNESS WHEREOF, the Company and Agent have caused this Plan to be executed on their behalf by their officers duly authorized as of the 28th day of April, 2003.

                                         RGC RESOURCES, INC.



                                         By:
                                         Its:


                                         WACHOVIA BANK, NATIONAL ASSOCIATION



                                         By:
                                         Its:


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